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                                                                EXHIBIT 8.01

                             TUCKER ARENSBERG, P.C.
                               1500 ONE PPG PLACE
                              PITTSBURGH, PA 15222
                                 (412) 566-1212



                                 May 9, 1996



Board of Directors
Prestige Bank, a Federal Savings Bank
710 Old Clairton Road
Pleasant Hills, Pennsylvania 15236

Board of Directors
Prestige Bancorp, Inc.
710 Old Clairton Road
Pleasant Hills, Pennsylvania 15236

Re: Certain Federal and Pennsylvania Tax Consequences of the Conversion of Prestige Bank from a Federally Chartered Mutual Savings Bank to a Chartered Stock Savings Bank and the Offer and Sale of Common Stock of Prestige Bancorp, Inc.

Ladies and Gentlemen:

         You have requested our opinion on certain Federal and Pennsylvania income tax consequences of the proposed conversion (the "Conversion") of Prestige Bank, a Federal Savings Bank from a Federally chartered mutual savings bank to a Federally chartered stock savings bank (hereinafter referred to in its mutual or stock form, as applicable, as "Prestige Bank" or the "Bank") and the acquisition of the Bank's capital stock by Prestige Bancorp, Inc., a Pennsylvania corporation (the "Company"), pursuant to the Bank's Plan of Conversion adopted by the Board of Directors of the Bank on February 14, 1996 (the "Plan of Conversion").

         We have reviewed the Corporation's Registration Statement on Form S-1 (SEC Reg. No. 333-2692) as amended by Amendment No. 1 filed on May 3, 1996 and Amendment No. 2 filed on May 9, 1996 (the "Registration Statement"), relating to the proposed issuance of up to 1,322,500 shares of its common stock, par value $1.00 per share (the "Common Stock"), the Prospectus contained therein (the "Prospectus"), the Articles of Incorporation and Bylaws of the Company, the existing Federal mutual and proposed Federal stock Charter and Bylaws of the Bank, the Plan of Conversion of the Bank, the Bank's Application for Conversion with the Office of Thrift Supervision, Department of Treasury (the "OTS"), and such other corporate records and
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documents as we have deemed relevant for the purposes of issuing this opinion.

         All capitalized terms which are not separately defined herein shall have the meanings assigned to them in the Prospectus, unless otherwise indicated or the context clearly requires otherwise.


                               STATEMENT OF FACTS

         The Bank is a Federally chartered mutual savings bank which conducts business from offices located in Allegheny County, Pennsylvania. The Bank's deposits are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation to the maximum extent permitted by law.

         As a mutual savings bank, the Bank has never been authorized to issue capital stock. Instead, the proprietary interest in the residual net worth of the Bank belongs to the deposit account holders of the Bank, hereinafter sometimes referred to as the "depositors". A depositor of the Bank has a right to share, pro rata, with respect to the withdrawal value of his or her respective deposit account in any liquidation proceeds distributed in the event the Bank is ever liquidated. In addition, a depositor of the Bank is entitled to interest on his or her account balance as fixed and paid by the Bank.

         In order to provide organizational and economic strength to the Bank, the Board of Directors on February 14, 1996, adopted the Plan of Conversion whereby the Bank will convert itself into a Federally chartered stock savings bank, the stock of which will be held entirely by the Company. The Company will acquire the stock of the Bank by purchase, using no less than approximately 50% of the net proceeds received from the sale of its own stock under the Plan of Conversion. The Company will have authorized capital consisting of 10,000,000 shares of common stock par value $1.00 (the "Common Stock") and 5,000,000 shares of preferred stock. Only Common Stock will be issued in connection with the Conversion. In connection with the Conversion, the Company will issue shares of its Common Stock in Subscription and Community Offerings and, if necessary, a Syndicated Community Offering. The Common Stock offered for sale in the Subscription Offering will be done so pursuant to non-transferrable subscription rights which will be issued without payment therefor. The holders of the non-transferable subscription rights will not be entitled to
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receive cash or other property in return for or in lieu of such rights.  It is anticipated that all such shares of Common Stock not subscribed for in the Subscription and Community Offerings will be offered to the general public in a Syndicated Community Offering. The aggregate sales price of the Common Stock issued in the Conversion will be based on an independent appraiser's valuation of the estimated pro forma market value of the Common Stock of the converted Bank. The Conversion and sale of the Common Stock will be accomplished pursuant to the rules and regulations and will be subject to the approval of the OTS.


         In accordance with the Plan of Conversion, non-transferable rights to subscribe for the purchase of Common Stock have been granted to the following persons in the following order of priority: (1) holders of deposit accounts with a balance of $50 or more as of December 31, 1994 (the "Eligible Account Holders"); (2) the Company's and Bank's tax-qualified employee stock ownership plan (the "ESOP"); (3) depositors of the Bank with a balance of $50 or more as of March 31, 1996 (the "Supplemental Eligible Account Holders"); (4) all other depositors of the Bank as of April 30, 1996, and borrowers of the Savings Bank as of March 1, 1991 which continue as borrowers as of April 30, 1996 (the "Other Members"); and (5) directors, officers and employees of the Bank as of April 30, 1996 (the "Directors, Officers and Employees"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion.


         The Conversion will be effected only upon completion of the sale of all shares of Common Stock of the Company to be issued pursuant to the Plan of Conversion. The Company has no plan or intention to dispose of any shares of the capital stock of the Bank, to cause the Bank to be merged with any other corporation, or to liquidate the Bank.

         The Conversion will not affect the business of the Bank. Mortgages and other loans from the Bank will remain unchanged and retain their same characteristics after the Conversion. There is no plan or intention for the Bank to sell or otherwise dispose of any of its assets following the Conversion, except for in the dispositions ordinary course of business.

         Each deposit account in the Bank at the time of the consummation of the Conversion shall become, without any action
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by the account holder, a deposit account in the converted Bank equivalent in withdrawable amount, and subject to the same terms and conditions as the deposit account in the Bank immediately prior to the Conversion. In addition, at the time of the Conversion, the Bank shall establish a liquidation account in an amount equal to the Bank's net worth as reflected in the final Prospectus utilized in the Conversion. The liquidation account will be maintained for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in the Bank after the Conversion. Each such account holder will, with respect to each deposit account, have an inchoate interest in a portion of the liquidation account which is the account holder's subaccount balance. An account holder's subaccount balance in the liquidation account will be determined at the time of the Conversion and can never increase thereafter. It will, however, be decreased to reflect subsequent withdrawals that reduce, as of annual closing dates, the amount in each depositor's account below the amount in the account as of the specified record date. In the event of a complete liquidation of the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution in the amount of the balance of his or her subaccount in the liquidation account before any distribution may be made with respect to the capital stock of the Bank.


                             LIMITATIONS ON OPINION

         Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), and the Pennsylvania Tax Reform Code of 1971, as amended, (the "Tax Reform Code"), including applicable regulations and current judicial and administrative authority. Any future amendments to the Code, the Tax Reform Code, or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinions.


                                    OPINION

         Based solely upon the Company's and Bank's representations to us by letter dated May 9, 1996, (the "Representation Letter"), and assuming the transaction occurs in accordance with the Plan of Conversion (and taking into consideration the limitations set forth in this opinion), we render the following opinions.
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         I.    FEDERAL LAW.

                 Under current Federal tax law it is our opinion that:

         (1) Pursuant to the Conversion, the changes at the corporate level other than changes in the form of organization will be insubstantial. Based upon that fact and the fact that the equity interest of a depositor in a mutual savings bank is more nominal than real, unlike that of a shareholder of a corporation, the Conversion of the Bank from a mutual savings bank to a stock savings bank will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code because the Conversion is a mere change in identity, form or place of organization (see Rev. Rul. 80-105, 1980-1 C.B. 78). The Bank will not recognize gain or loss as a result of the Conversion. The Bank will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) No gain or loss shall be recognized by the Bank or the Company on the receipt by the Bank of money from the Company in exchange for shares of the Bank's capital stock or by the Company upon the receipt of money from the sale of its Common Stock (Section 1032(a) of the Code).

         (3) The basis of the assets of the Bank shall be the same as the basis of such assets in the hands of the Bank immediately prior to the Conversion (Section 362(b) of the Code).

         (4) The holding period of the assets of the Bank shall include the period of time during which the Bank held the assets prior to the Conversion (Section 1223(2) of the Code).

         (5) No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the converted Bank plus interests in the liquidation account of the converted Bank in exchange for their withdrawable deposit accounts in the Bank plus any related interest in the residual equity of the Bank or to the other
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                 depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).

         (6) Provided that the amount to be paid for the Common Stock pursuant to the subscription rights is equal to the fair market value of the Common Stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of the Common Stock in the Company (Section 356(a) of the Code).
                 Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

         (7) The basis of the withdrawable deposit accounts in the converted Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Bank will be the same as the basis of their withdrawable deposit accounts in the Bank surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the converted Bank to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank shall be zero (Rev. Rule, 71-233, 1971-1 C.B. 113). The basis of the Company Common Stock to its stockholders will be the purchase price thereof plus the basis, if any, of nontransferable subscription rights (Section 1012 of the Code). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor.

         (8) The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such
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                 stock was exercised (Section 1223(6) of the Code) and on the day after the date of purchase if purchased in the Syndicated Community Offering (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

         Our opinion under paragraph (6) above is predicted on the representation that no person shall receive any payment in lieu of the issuance of subscription rights. Our opinion under paragraphs (6) and (7) above assumes that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Bank have a fair market value of zero. We understand, that you have received an opinion of FinPro, Inc. ("FinPro") that the subscription rights do not have any value. For purposes of our opinions expressed herein, we assume that the subscription rights do not have any value, in accordance with the FinPro opinion, and we express no view regarding the valuation of the subscription rights.

         If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Company and/or the converted Bank may be taxable on the distribution of the subscription rights.

         II.   PENNSYLVANIA LAW.

                 Under current Pennsylvania tax law it is our opinion that:

         (1)     The Bank is a Mutual Thrift Institution as defined under
                 Article XV of the Tax Reform Code, and is subject to the Mutual Thrift Institutions Tax (See Tax Reform Code Sections 8501 et. seq.) (the "MTIT"). Because the Bank is subject to the MTIT, it is exempt from all other corporate taxes imposed by the Commonwealth of Pennsylvania and from all local taxation imposed by political subdivisions of the Commonwealth of Pennsylvania, excepting taxes on real estate or the transfer thereof (Tax Reform Code Section 8502(e)).

         (2) Under the MTIT the Bank is subject to taxation on its net income for financial accounting purposes as determined in accordance with generally accepted accounting principles ("GAAP"), with certain exceptions not relevant hereto. (Tax Reform Code Sections 8502(a)
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                 and 8502(c)).  With your permission we have assumed without independent investigation that the Conversion, including the Bank's sale of its capital stock to the Company, will not give rise to net income, gain or loss for financial accounting purposes as determined under GAAP. Accordingly, under such circumstances, it is our opinion, no taxable income or loss should be recognized under the MTIT as a result of the Conversion.

         (3) The Company is subject to the Pennsylvania Corporate Net Income Tax (See Tax Reform Code Sections 7401 et. seq.) (the "CNI Tax"). The CNI Tax applies to corporations having capital stock, which are organized or doing business in
                 Pennsylvania, and which are not savings institutions.   The
                 Company's taxable income which is subject to the CNI Tax is defined as "taxable income . . . as returned to and ascertained by the Federal government...", with certain adjustments not relevant hereto (Tax Reform Code Section 7401(3)). As indicated above, we are of the opinion that the Company will recognize no gain or other taxable income for Federal tax purposes as a result of the Conversion, and accordingly, we likewise believe that the Company will recognize no "taxable income," within the meaning of the CNI Tax, as a result of the Conversion.

         (4) In addition to the CNI Tax the Company will be subject to the Pennsylvania Capital Stock Tax (See Tax Reform Code Sections 7601 et. seq.) (the "CS Tax"). The CS Tax is determined by a fixed formula which contains, in part, a history of net income (See Tax Reform Code Sections 7601 and 7602). Because there is no income, gain or loss for financial reporting purposes as determined under GAAP, the Conversion should not give rise to the assessment of additional CS Tax.

         (5) The Bank's Eligible Account Holders and Supplemental Eligible Account Holders who reside in Pennsylvania are subject to taxation under the Pennsylvania Personal Income Tax (Tax Reform Code Sections 7301 et. seq.) (the "PIT"). The PIT is imposed on eight classes of income (See Tax Reform Code
                 Section 7302.2). It is our opinion that the Conversion will not give rise to a class of income subject to the PIT unless the subscription rights are deemed to have value for Federal tax purposes as described above. In such a
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                 case, the Bank's individual members may be deemed to have
                 income for purposes of the PIT.

                                     * * *

         Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Conversion in effect as of the date of this opinion, as well as all the information and representations referred to herein. Any change in the transaction could cause us to modify our opinion.

         We consent to the inclusion of this opinion as an exhibit to the Form AC and the Registration Statement and any amendments thereof and the references to and summary of this opinion in such Form AC and the Registration Statement and any amendments thereof.

                                               Very truly yours,

                                           /s/ TUCKER ARENSBERG, P.C.
                                              -----------------------

                                               TUCKER ARENSBERG, P.C.